CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Healthcare Trust, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust
Announces Hire of Seniors Housing Specialist

New York, New York, January 24, 2013 ˗ American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare” or the “Company”) announced the appointment of Ross Sanders as Vice President, Acquisitions, focused on seniors housing. Before joining the Company, Mr. Sanders was Senior Vice President for Senior Living Investment Brokerage, one of the largest and most active brokerage firms specializing in seniors housing investments. In the course of his career, Mr. Sanders has worked with owners and operators across the country completing nearly $300 million of seniors housing transactions and providing property valuations for more than $900 million in assets.

“We are delighted to have Ross join our team,” said W. Todd Jensen, Chief Investment Officer of ARC Healthcare. Mr. Jensen added, “We have and will continue to make significant investments in the seniors housing sector and believe Ross’ talent and experience in the industry will greatly accelerate our progress.”

Important Notice

ARC Healthcare is a publicly registered, non-traded real estate investment program. Additional information about ARC Healthcare can be found on its website at www.thehealthcarereit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.